Exhibit 107

CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

Hamilton Lane Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value per share	Rule 457(r)	1,922,322	$114.99	$221,047,807	$147.60 per $1,000,000	$32,626.66
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
		Total Offering Amounts				$221,047,807
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$32,626.66

(1)	Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices, as reported by the Nasdaq Stock Market, for our Class A common stock on February 29, 2024. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-258567 filed by the registrant on August 6, 2021. This table shall be deemed to update the “Calculation of Registration Fee” table in that registration statement.